Filed Pursuant to Rule 433

Registration No. 333-173000

Final Term Sheet

October 27, 2011

VERIZON COMMUNICATIONS INC.

$750,000,000 1.25% Notes due 2014

$1,250,000,000 2.00% Notes due 2016

$1,850,000,000 3.50% Notes due 2021

$750,000,000 4.75% Notes due 2041

Issuer:	Verizon Communications Inc.

Title of Securities:	1.25% Notes due 2014 (the “Notes due 2014”) 2.00% Notes due 2016 (the “Notes due 2016”) 3.50% Notes due 2021 (the “Notes due 2021”) 4.75% Notes due 2041 (the “Notes due 2041”)

Trade Date:	October 27, 2011

Settlement Date (T+5):	November 3, 2011

Maturity Date:	Notes due 2014: Notes due 2016: Notes due 2021: Notes due 2041:	November 3, 2014 November 1, 2016 November 1, 2021 November 1, 2041

Aggregate Principal Amount Offered:	Notes due 2014: Notes due 2016: Notes due 2021: Notes due 2041:	$750,000,000 $1,250,000,000 $1,850,000,000 $750,000,000

Price to Public (Issue Price):	Notes due 2014:	99.938% plus accrued interest, if any, from November 3, 2011
	Notes due 2016:	99.373% plus accrued interest, if any, from November 3, 2011
	Notes due 2021:	99.208% plus accrued interest, if any, from November 3, 2011
	Notes due 2041:	99.068% plus accrued interest, if any, from November 3, 2011

Gross Spread:	Notes due 2014:	0.250%
	Notes due 2016:	0.350%
	Notes due 2021:	0.450%

	Notes due 2041:	0.750%

Price to Verizon:	Notes due 2014:	99.688%
	Notes due 2016: Notes due 2021: Notes due 2041:	99.023% 98.758% 98.318%

Interest Rate:	Notes due 2014: Notes due 2016: Notes due 2021: Notes due 2041:	1.25% per annum 2.00% per annum 3.50% per annum 4.75% per annum

Interest Payment Dates:	Notes due 2014:	Semiannually on each May 3 and November 3, commencing May 3, 2012
	Notes due 2016:	Semiannually on each May 1 and November 1, commencing May 1, 2012
	Notes due 2021:	Semiannually on each May 1 and November 1, commencing May 1, 2012
	Notes due 2041:	Semiannually on each May 1 and November 1, commencing May 1, 2012

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of 2,000

Optional Redemption:	Notes due 2014:	Make-whole call at any time at the greater of 100% of the principal amount of the Notes due 2014 being redeemed or the discounted present value at Treasury Rate plus 15 basis points plus, in each case, accrued and unpaid interest

	Notes due 2016:	Make-whole call at any time at the greater of 100% of the principal amount of the Notes due 2016 being redeemed or the discounted present value at Treasury Rate plus 20 basis points plus, in each case, accrued and unpaid interest

	Notes due 2021:	Make-whole call at any time at the greater of 100% of the principal amount of the Notes due 2021 being redeemed or the discounted present value at Treasury Rate plus 25 basis points plus, in each case, accrued and unpaid interest

	Notes due 2041:	Make-whole call at any time at the greater of 100% of the principal amount of the Notes due 2041 being redeemed or the discounted present value at Treasury Rate plus 30 basis points plus, in each case, accrued and unpaid interest

Representatives:	Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and UBS Securities LLC

Allocation:

	Principal Amount of Notes due 2014	Principal Amount of Notes due 2016	Principal Amount of Notes due 2021	Principal Amount of Notes due 2041
Credit Suisse Securities (USA) LLC	$97,500,000	$162,500,000	$240,500,000	$97,500,000
Morgan Stanley & Co. LLC	97,500,000	162,500,000	240,500,000	97,500,000
UBS Securities LLC	97,500,000	162,500,000	240,500,000	97,500,000
Deutsche Bank Securities Inc.	82,500,000	137,500,000	203,500,000	82,500,000
RBC Capital Markets, LLC	82,500,000	137,500,000	203,500,000	82,500,000
Barclays Capital Inc.	30,000,000	50,000,000	74,000,000	30,000,000
Citigroup Global Markets Inc.	30,000,000	50,000,000	74,000,000	30,000,000
Goldman, Sachs & Co.	30,000,000	50,000,000	74,000,000	30,000,000
J.P. Morgan Securities LLC	30,000,000	50,000,000	74,000,000	30,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	30,000,000	50,000,000	74,000,000	30,000,000
Mitsubishi UFJ Securities (USA), Inc.	30,000,000	50,000,000	74,000,000	30,000,000
RBS Securities Inc.	30,000,000	50,000,000	74,000,000	30,000,000
Wells Fargo Securities, LLC	30,000,000	50,000,000	74,000,000	30,000,000
Mizuho Securities USA Inc.	15,000,000	25,000,000	37,000,000	15,000,000
Santander Investment Securities Inc.	15,000,000	25,000,000	37,000,000	15,000,000
CastleOak Securities, L.P.	5,625,000	9,375,000	13,875,000	5,625,000
Lebenthal & Co., LLC	5,625,000	9,375,000	13,875,000	5,625,000
Muriel Siebert & Co., Inc.	5,625,000	9,375,000	13,875,000	5,625,000
The Williams Capital Group, L.P.	5,625,000	9,375,000	13,875,000	5,625,000

	$750,000,000	$1,250,000,000	$1,850,000,000	$750,000,000

Reference Document:	Prospectus Supplement, subject to completion, dated October 27, 2011; Prospectus dated October 27, 2011.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1 (800) 221-1037, Morgan Stanley & Co. LLC toll-free at 1 (866) 718-1649 and UBS Securities LLC toll-free at 1 (877) 827-6444 Ext. 561 3884.

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